As filed with the Securities and Exchange Commission on February 8, 2001.
                                                   Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  ___________
                                   Form S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  ___________
                            GILDAN ACTIVEWEAR INC./
                      LES VETEMENTS DE SPORTS GILDAN INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                    Canada
           (State or Other Jurisdiction of Incorporation or Organization)
                                 Not Applicable
                     (I.R.S. Employer Identification No.)
                             725 Montee de Liesse
                          Ville Saint-Laurent, Quebec
                                Canada, H4T 1P5
                   (Address of Principal Executive Offices)
                Share Purchase Plan of Gildan Activewear Inc.
                               (U.S. Provisions)
                           (Full Title of the Plan)
                             CT Corporation System
                                 1633 Broadway
                           New York, New York 10019
                    (Name and Address of Agent For Service)
                                (212) 664-1666
          Telephone Number, including Area Code, of Agent for Service

     The Commission is requested to send copies of all communications to:
                            Gary I. Horowitz, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
                                  ___________
                        CALCULATION OF REGISTRATION FEE

                                                  Proposed
                                 Proposed         Maximum
    Title of      Amount To       Maximum        Aggregate        Amount of
 Securities To        Be      Offering Price      Offering      Registration
 Be Registered    Registered   Per Share(1)       Price(1)          Fee

Class A
Subordinated
Voting Shares,
without par
value              100,000       $  41.895      $ 4,189,500      $ 1,047.38

(1)  The price per share was estimated in accordance with Rule 457(c) and
     (h)(1) under the Securities Act of 1933 for purposes of calculating the registration fee. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee are based on the reported average of the high and low prices of the Registrant's Class A Subordinate Voting Shares on the New York Stock Exchange on February 5, 2001.

                                    Part II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by Gildan Activewear Inc. (the "Registrant") are hereby incorporated in this Registration Statement by reference:

     (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended October 3, 1999.

     (b) The description of the Registrant's Class A Subordinate Voting Shares contained in the Registrant's Registration Statement on Form 8-A dated August 27, 1999, which incorporates by reference the "Description of Share Capital" in the Registrant's Registration Statement on Form F-1 (File No. 333-74609).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Ogilvy Renault is rendering an opinion regarding the validity of the Class A Subordinate Voting Shares. Norman M. Steinberg, a director of the Registrant, is a partner of Ogilvy Renault.

Item 6.  Indemnification of Directors and Officers.

          The Administrative Resolutions of the Registrant provide as follows:

          "Subject to the limitations contained in the Canada Business Corporations Act, as amended, but without limit to the right of the Corporation to indemnify any person under such Act or otherwise, the Corporation shall indemnify a Director or Officer, a former Director or former Officer, or a person who acts or acted at the Corporation's request as the director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by and in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or of such body corporate, if (a) he acted honestly and in good faith with a view to the best interest of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful."

          The Canada Business Corporations Act (the "CBCA") provides that directors and officers may be indemnified by the Registrant generally, as follows:

          "124.(1) Indemnification-Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate if:

          (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     (2) Indemnification in derivative actions-A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

     (3) Indemnity as of right-Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

     (a) was substantially successful on the merits in his defence of the action or proceeding; and

     (b)  fulfills the conditions set out in paragraph (1)(a) and (b)."

     The Registrant maintains a Directors & Officers Indemnity Insurance Policy, which indemnifies the Registrant's directors and officers for wrongful acts. The Registrant's policy limits liability coverage to $100.0 million, is subject to a $50,000 general deductible (a $250,000 deductible with respect to securities-related claims) and contains customary exclusions.

Item 7.   Exemption From Registration Claimed.

          Not Applicable.

Item 8.  Exhibits.

Exhibit Number      Description of Exhibits

     4.1 Restated Certificate and Articles of Incorporation, dated January 8, 1999 (incorporated by reference to Exhibit 3.1 to Registration Statement on Form F-1 filed March 17, 1999 (File No. 333-74609))

     4.2 By-Law One (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-1 filed March 17, 1999 (File No. 333-74609))

     5         Opinion of Ogilvy Renault

     23.1      Consent of KPMG, Chartered Accountants

     23.2      Consent of Ogilvy Renault (contained in Exhibit 5)

     24        Power of Attorney (included on the signature page hereto)

     99        Share Purchase Plan (U.S. Provisions)

Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montreal, province of Quebec, Canada on this 7th day of February, 2001.

                                    GILDAN ACTIVEWEAR INC.


                                    By: /s/ Laurence Sellyn
                                        ---------------------------
                                        Laurence G. Sellyn,
                                        Executive Vice President,
                                        Finance and Chief Financial Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints H. Gregory Chamandy and Gregg Thomassin, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to:

          (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto;

          (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this registration statement with respect to the registration of additional securities of the same class as the securities registered pursuant to this registration statement relating to an employee benefit plan;

          (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to this registration statement or any such registration statement or amendments (including post-effective amendments);

          (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith;

          (v) act on and file any supplement to any prospectus included or incorporated by reference in this registration statement or any such registration statement or amendment; and

          (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Title                        Date
----                            -----                        ----

/s/ Gregory Chamandy
-------------------------
(H. Gregory Chamandy)       Chairman of the Board and
                            Chief Executive Officer        February 7, 2001

/s/ Laurence Sellyn
-------------------------
(Laurence G. Sellyn)        Executive Vice President,
                            Finance and Chief Financial
                            Officer                        February 7, 2001

/s/ Gregg Thomassin
------------------------
Gregg Thomassin             Vice President, Corporate
                            Controller and Secretary       February 7, 2001

/s/ Edwin Tisch
------------------------
(Edwin B. Tisch)            Director and Executive
                            Vice President,
                            Manufacturing                  February 7, 2001

/s/ Glenn Chamandy
------------------------
(Glenn J. Chamandy)         Director, President
                            and Chief
                            Operating Officer              February 7, 2001

/s/ Robert Baylis
-----------------------
(Robert M. Baylis)          Director                       February 7, 2001

/s/ William Houston
-------------------------
(William H. Houston III)    Director                       February 7, 2001

/s/ Daniel Laporte
--------------------------
(Daniel Laporte)               Director                 February 7, 2001

/s/ Norman Steinberg
--------------------------
(Norman M. Steinberg)          Director                 February 7, 2001


--------------------------
(Richard P. Strubel)           Director                 February 7, 2001

Authorized Representative in the United States:

Puglisi & Associates

By:  /s/ Gregory F. Lavelle
     -----------------------------
     Name:  Gregory F. Lavelle
            Vice President

                                                                     EXHIBIT 5
                        [LETTERHEAD OF OGILVY RENAULT]

                               February 7, 2001

Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C.  20549

     Re:  Registration Statement on Form S-8 Filed by
          Gildan Activewear Inc. Relating to its Share Purchase Plan

Ladies and Gentlemen:

     We are counsel to Gildan Activewear Inc., a company incorporated under the laws of Canada (hereinafter called the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of the Class A Subordinate Voting Shares, without par value (the "Shares"), of the Company issuable under the Share Purchase Plan of Gildan Activewear Inc. (U.S. Provisions) (the "Plan").

     For purposes of this opinion, we have examined originals or copies of the Plan, the Restated Certificate and Articles of Incorporation of the Company, and such other corporate documents and records of the Company as we have deemed relevant and necessary as a basis for this opinion.

     For purposes of this opinion we have assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate.

     On the basis of the foregoing, we are of the opinion that the 100,000 Shares of the Company, when issued pursuant to the terms of the Plan, will be validly issued as fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

                                    Very truly yours,

                                    /s/ Ogilvy Renault

                                                                  EXHIBIT 23.1

                 [KPMG LLP, Chartered Accountants Letterhead]

                        CONSENT OF INDEPENDENT AUDITORS

To  the Board Of Directors
Gildan Activewear Inc.

We consent to the incorporation by reference into the Registration Statement on Form S-8 of Gildan Activewear Inc. (the "Company") for the registration of 100,000 Class A Subordinate Voting Shares to be issued by the Company pursuant to the Company's Share Purchase Plan (U.S. Provisions) of our report dated December 7, 1999 with respect to the consolidated financial statements of the Company and our report dated December 7, 1999 with respect to the supplementary information of the Company, both incorporated by reference in the Company's Form 20-F for the fiscal year ended October 3, 1999 filed with the U.S. Securities and Exchange Commission, in each case, for the year ended October 3, 1999, October 4, 1998 and October 5, 1997.

                                    /s/ KPMG LLP
                                    Chartered Accountants
Montreal, Canada
February 7, 2001